Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	August 1, 2004 - August 31, 2004
Payment Date	09/27/04

Aggregate Amount Collected for the Collection Period
	Interest	$2,263,238.20
	Principal Collections	$33,885,114.27
	Substition Amounts	$—
	Aggregate Subsitution Amounts	$—
Application of Collected Amounts
			Factor per Thousand
Applied in the following order of priority:
(I)	Enhancer Premium		$79,224.42
(ii)	Noteholder’s Interest		$1,235,618.98	1.300651558
(iii)	Principal Collections to Funding Account		$—
(iv)	Excess Spread (during Revolving)		$—
(v)	Excess Spread (during AP)		$948,394.80
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$20,757,964.07	21.85048849
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x)	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$948,394.80
Balances
			Factors per Original
	Beginning Note Balance		$679,066,991.38	0.71481
	Ending Note Balance		$658,309,027.31	0.69296
		Change	$20,757,964.07	0.02185
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$693,875,708.18	0.73040
	Ending Pool Balance		$673,117,744.11	0.70854
		Change	$20,757,964.07	0.02185
	Beginning Principal Balance		$693,875,708.18	0.79748
	Ending Principal Balance		$673,117,744.11	0.77363
		Change	$20,757,964.07	0.02386
	Additional Draws		$13,151,672.51
	Beginning Additional Balance		$—
	Additional Balance Increase (Draws less Payments less Funding)		$—
	Ending Additional Balance Increase Amount		$—

Delinquencies
	#		$
Two statement cycle dates:		29		$1,486,108.55
Three statement cycle dates:		13		$1,019,200.89
Four statement cycle dates:		2		$131,037.46
Five statement cycle dates:		6		$279,019.58
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		4		$169,976.16
Foreclosures (included in aging above)		9		$433,634.20
REO		—		$—
Liquidation Loss Amount		4		$25,422.70
Aggregate Liquidation Loss Amount				$808,546.66	0.0851%
Other Information
Gross WAC for Collection Period				4.223%
Net WAC Rate for Collection Period				3.570%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$—
Beginning Captialized Interest Account Balance				$—
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$—
Overcollateralization Amount (Beginning)				$14,808,716.80
Overcollateralization Target				$14,419,976.16
Overcollateralization Amount (Ending)				$14,808,716.80
Certificate Balance				$—
Gross CPR (1 mo. Annualized)				45.188%
Net CPR (1 mo. Annualized)				30.544%
Draw Rate (1 mo. Annualized)				20.517%
WAM				207.30
AGE				25.47
Allocation of Collected Funds
Interest Collections
Total Collected				$(2,576,875.39)
Servicing Fee				$289,114.88
Enhancer Premium				$79,224.42
Additional Balance Interest				$—
Noteholders Interest				$1,235,618.98
Liquidations				$24,522.31
Excess Interest				$948,394.80
Net				$—
Interest Shortfall				$—
Principal Collections
Total Collected				$(33,885,114.27)
Noteholders Principal				$20,757,964.07
Add’l Balance Increase				$—
Net Draws				$13,151,672.51
Funding Account				$—
Net				$24,522.31
Previous Funding				$—
Liquidations				$(24,522.31)
Difference				$(0.00)
Deficiency Amount				$(0.00)

Wachovia Bank, National Association as Servicer